Exhibit 10.4

[EMPIRE ENERGY HOLDINGS, INC. LETTERHEAD]

[DATE]

Dear Mr. Boyer:

It is my pleasure to confirm your consultancy position with Empire Energy Holdings, Inc. (the “Company”) on the following terms and conditions, which shall constitute your agreement (“Agreement”) with the Company:

1.          Consultancy Duties. Your responsibilities with the Company shall be in the position of Senior Vice President — Operations. In this position, your responsibilities shall be consulting on all operations within the continental U.S., including well site activities, leasing and land agreements, pipeline and compressor construction, and other matters as requested by the Company’s officers and such other different tasks as may be assigned to you from time to time by the Company. You shall devote your full time, ability, attention, energy and skills in performing all duties as assigned and delegated to you by the Company.

2.          Consulting Fee. You shall receive a consulting fee of $170,000. Your consulting fee may be adjusted from time to time by the Company in its sole discretion.

3.          Expenses. You shall bear your own expenses in connection with the provision of the Consulting Services; provided, however, that the Company shall reimburse you for reasonable out-of-pocket travel expenses that have been incurred by you and previously approved in writing by the Company.

4.          Arbitration. Except as prohibited by law, any dispute or claim arising out of or in connection with this Agreement will be finally settled, subject to the limited right to appeal provided by applicable law, by binding arbitration in Pittsburgh, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, subject to any adjustments necessary, if at all, for compliance with then-applicable law pertaining to the standards for enforceability of employment dispute arbitration agreements, and as modified by the terms of this Agreement There shall be one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

5.          Entire Agreement. This Agreement constitutes the entire agreement between you and the Company pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with you in connection with the subject matter hereof.

6.          Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of Pennsylvania, excluding its body of laws pertaining to conflicts of laws.

7.          Survival. Anything in this Agreement to the contrary notwithstanding, the provisions of Sections 6 through 8 shall survive the termination of this Agreement and any termination of your consulting relationship hereunder.

8.          Successors. This Agreement shall not be assignable by you without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any assignment or transfer of this Agreement in violation of the foregoing provisions will be void.

If you wish to accept this consultancy agreement, please sign in the space provided below. By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this agreement which caused you to accept this consultancy agreement. We look forward to having you join us.

Very truly yours,

Empire Energy Holdings, Inc.

By:

Name: Bruce W. McLeod

Title: Chief Executive Officer

Offer Accepted:

Allen C. Boyer

Date:

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